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                                                                    Exhibit 10.1

                                                                 EXECUTION COPY

                       SIXTH AMENDMENT TO CREDIT AGREEMENT


         THIS SIXTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment"), dated as of September 23, 2002 (the "Sixth Amendment Effective Date"), is by and among CORRPRO COMPANIES, INC., an Ohio corporation (the "Company"), CSI COATING SYSTEMS INC. (the "Canadian Borrower" and, together with the Company, the "Borrowers"), the lenders set forth on the signature pages hereof (collectively, the "Lenders") and BANK ONE, NA, with its main office in Chicago, Illinois, and successor by merger to Bank One, Michigan, as agent for the Lenders (in such capacity, the "Agent").


                                    RECITALS

         A. The Borrowers, the Agent and the Lenders are parties to an Amended and Restated Credit Agreement dated as of June 9, 2000 (as now and hereafter amended, the "Credit Agreement"), pursuant to which the Lenders agreed, subject to the terms and conditions thereof, to extend credit to the Borrowers.

         B. The Credit Agreement was amended by a First Amendment to Credit Agreement dated as of October 19, 2000 (the "First Amendment") among the Borrowers, the Lenders and the Agent, pursuant to which the parties agreed to modify certain terms and conditions of the extension of credit to the Borrowers.

         C. Prior to May 29, 2001, certain Defaults occurred under the Credit Agreement due to breaches of Sections 6.19.1 and 6.19.2 of the Credit Agreement as of the fiscal quarter ending March 31, 2001 (the "May 2001 Defaults"). Based upon the request of the Borrowers and the Guarantors, the Agent and the Lenders temporarily waived the May 2001 Defaults subject to the terms and conditions set forth in a certain letter dated May 29, 2001 (the "Waiver Letter").

         D. Prior to the expiration of the temporary waiver set forth in the Waiver Letter, the Borrowers requested, notwithstanding the occurrence of the May 2001 Defaults, that the Agent and the Lenders (i) continue to advance Revolving Credit Loans to the Borrowers under certain modified terms and conditions of lending, (ii) extend the waiver of the May 2001 Defaults and (iii) forbear from exercising remedies available under the Loan Documents or at law or in equity, all in order to (a) permit the Borrowers to develop and implement a business plan and financial strategy to improve their business operations and financial condition and (b) permit the Borrowers to develop and implement a potential financial restructuring plan and strategy that would address, inter alia, repayment of the indebtedness owed to the Lenders. Pursuant to such request, the Credit Agreement was further amended by a Second Amendment to Credit Agreement dated as of June 29, 2001 (the "Second Amendment") among the Borrowers, the Lenders and the Agent. The Second Amendment, among other things, granted to the Borrowers a "Restructuring Period" during which the Borrowers would be permitted to develop and implement their business improvement and financial restructuring plan.

         E. Prior to August 10, 2001, the Borrowers requested that the Agent and the Lenders extend the Facility Termination Date and agree to certain other modifications to the provisions of the Credit Agreement. Pursuant to such request, the Credit Agreement was further amended by a Third Amendment to Credit Agreement dated as of August 10, 2001 (the "Third Amendment") among the Borrowers, the Lenders and the Agent.


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         F. Prior to November 12, 2001, the Borrowers requested that the Agent and the Lenders further extend the Facility Termination Date, extend the expiration date of the Restructuring Period and agree to certain other modifications to the provisions of the Credit Agreement. Pursuant to such request, the Credit Agreement was further amended by a Fourth Amendment to Credit Agreement dated as of November 12, 2001 (the "Fourth Amendment") among the Borrowers, the Lenders and the Agent.

         G. Prior to February 11, 2002, the Borrowers requested that the Agent and the Lenders further extend the Facility Termination Date, extend the expiration date of the Restructuring Period and agree to certain other modifications to the provisions of the Credit Agreement. Pursuant to such request, the Credit Agreement was further amended by a Fifth Amendment to Credit Agreement dated as of February 11, 2002 (the "Fifth Amendment") among the Borrowers, the Lenders and the Agent.

         H. The Credit Agreement (as modified by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment), all promissory notes executed by either Borrower in favor of the Agent and/or the Lenders, and any and all of the Collateral Documents executed by any Loan Party (including without limitation all Security Agreements, Mortgages, Guaranties, pledges of stock and other instruments, documents or agreements of any kind evidencing or securing the indebtedness of either Borrower in favor of the Lenders) are sometimes referred to collectively as the "Loan Documents."

         I. Beginning in March, 2002 and continuing through the date hereof, the Company informed the Lenders and the Agent that certain additional Events of Default had occurred under the Credit Agreement as follows: (i) violation of the financial covenants contained in Section 6.19 of the Credit Agreement and
Section 1.2.g of the Fifth Amendment, as of December 31, 2001 and continuing through the date hereof, (ii) violation of the provisions contained in Sections 7.5, 7.6 and 7.7 of the Credit Agreement, as of March 22, 2002 and continuing through the date hereof, (iii) violation of the provisions contained in Section 1.4.c and 1.4.e of the Fifth Amendment, as of March 22, 2002 and continuing through the date hereof, (iv) violation of the financial reporting covenants contained in Section 6.1 of the Credit Agreement, as of December 31, 2001 and continuing through the date hereof, (v) violations under Section 1.2 of the Fifth Amendment as a result of accounting irregularities at the Company's Australian subsidiary as of March 31, 2002 and for any period for which the Company's restated financial statements (which restatement was due to such accounting irregularities) would have caused the Company to be in violation of financial covenants then in effect, and (vi) violation of Section 6.7 of the Credit Agreement as a result of securities law violations in connection with the accounting irregularities at the Company's Australian subsidiary and the late filing of the Company's Form 10-K for the year ended March 31, 2002 (collectively the "March 2002 Defaults"). The May 2001 Defaults and the March 2002 Defaults are referred to collectively as the "Existing Defaults".

         J. The "Improvement Period" granted to Borrowers under the Fifth Amendment expired on May 31, 2002. Notwithstanding such expiration and notwithstanding the occurrence and continuation of the Existing Defaults, the Borrowers have requested that the Agent and the Lenders further extend the Facility Termination Date and further extend the expiration date of the Improvement Period. Additionally, the Borrowers have requested that the Agent and the Lenders continue to permit the Borrowers to develop and implement their business improvement and financial restructuring plan under the terms and conditions set forth in this Amendment.

         K. Based upon the foregoing recitals, and without waiving any existing or future rights or remedies which the Agent and/or the Lenders may have against the Borrowers or any Guarantor, the Agent and the Lenders are willing to amend the terms of the Credit Agreement (including the Second Amendment, the Third Amendment , the Fourth Amendment and the Fifth Amendment) under the terms and conditions expressly set forth herein.



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                                      TERMS

         In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:


                                   ARTICLE 1.
                        PROVISIONS FOR IMPROVEMENT PERIOD

     1.1 Affirmation of Recitals. The Borrowers and the Guarantors hereby acknowledge and affirm the accuracy of the foregoing recitals.

     1.2 Improvement Period Conditions. Section 1.3 of the Second Amendment set forth certain "restructuring conditions" governing the Borrowers' implementation of their business improvement and financial restructuring plan. Such "restructuring conditions" were amended and restated in Section 1.2 of the Third Amendment, Section 1.2 of the Fourth Amendment and Section 1.2 of the Fifth Amendment, and are hereby further amended and restated in their entirety as set forth below in this Section 1.2. Nothing contained herein, however, shall be deemed to modify or retract the terms and conditions that were applicable under the Second Amendment, the Third Amendment, the Fourth Amendment and/or the Fifth Amendment during the period from and including the Second Amendment Effective Date through and including the date immediately preceding the Sixth Amendment Effective Date. All actions performed by or on behalf of the Borrowers during such period in furtherance of their obligations under the Second Amendment, the Third Amendment, the Fourth Amendment and/or the Fifth Amendment are hereby confirmed and ratified, and the Agent and the Lenders shall be entitled to retain the full benefit of such performance. There shall be no disgorgement, refund or rescission with respect to any payment made by or on behalf of the Borrowers and received by the Agent or the Lenders pursuant to the terms of the Second Amendment, the Third Amendment, the Fourth Amendment and/or the Fifth Amendment. Except to the extent expressly modified by the terms set forth below, each of the terms and conditions set forth in the Second Amendment, the Third Amendment, the Fourth Amendment and/or the Fifth Amendment is hereby confirmed and ratified and shall remain in full force and effect as provided therein. From and after the Sixth Amendment Effective Date, subject to strict compliance with the terms and conditions set forth herein, the Lenders agree to forbear from enforcing their rights and remedies based on the Existing Defaults while the Borrowers and their consultants continue to develop and implement their plan for improvement of the Borrowers' business and financial condition, provided that
(i) the Lenders' waiver of the Existing Defaults shall be solely in accordance with the terms and conditions set forth in the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment (as modified herein) and
(ii) such agreement to forbear shall not create a waiver of the right of the Agent or the Lenders, upon the occurrence of a default hereunder or a Default (other than the Existing Defaults) under the Loan Documents, to enforce available rights and remedies at any time, in their sole discretion, in accordance with the Credit Agreement (as previously modified and as modified herein) and the other Loan Documents. Absent an earlier default hereunder or Default (other than the Existing Defaults) under the Loan Documents, the period during which the Lenders shall forbear is from the Second Amendment Effective Date through October 31, 2002 (the "Improvement Period"). The Lenders' forbearance shall be governed by and subject to the following terms and conditions:

          a. The Borrowers shall keep the Agent, the Lenders and their consultants apprised of the Borrowers' business and financial operations and of any material discussions and negotiations (other than discussions or negotiations in the ordinary course of the


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     Borrowers' business) pertaining to lessors, vendors, suppliers, customers, other creditors, joint venture partners or potential purchasers of any business segments or significant assets of any Borrowers. Reports on such matters shall be provided periodically and not less frequently than monthly.

          b. Notwithstanding any prior practice, the Borrowers shall strictly comply with the financial reporting requirements under the Loan Documents, as modified herein. In addition to the reporting requirements set forth in
     Section 6.1 of the Credit Agreement (as modified herein), (i) not later than Wednesday of each week during the Improvement Period, the Borrowers and their financial advisors will deliver to the Agent and the Lenders, in form and detail satisfactory to the Agent, weekly updates to the detailed 13-week rolling cash flow forecast as required under Section 4.4 of this Amendment; (ii) not later than the twentieth (20th) day of each month during the Improvement Period, the Borrowers and their financial advisors will deliver to the Agent and the Lenders, in form and detail satisfactory to the Agent, (x) a summary of agings of accounts payable and accounts receivable for the Borrowers as of the end of the prior month, (y) a duly-executed Borrowing Base Certificate as of the last Business Day of the prior month, together with supporting information as required by the Credit Agreement, and (z) a duly-executed Compliance Certificate with respect to the cash flow restrictions set forth in subparagraph f below; (iii) the Company shall, immediately upon receipt thereof, deliver to the Agent copies of any correspondence, letters of intent, agreements or similar documents pertaining in any manner to any proposed sale or other disposition of any assets of the Company or its Subsidiaries other than in the ordinary course of business; and (iv) the Company shall provide to the Agent, within five (5) business days following any request by the Agent, a current listing of correct names and addresses of account debtors (together with periodic updates to such listing upon request by the Agent). If requested by the Agent, the Borrowers promptly shall provide detailed backup for the monthly summary of agings of accounts payable and accounts receivable.

          c. The Borrowers shall pay when due all amounts owed to the Agent and the Lenders under the Loan Documents.

          d. The aggregate outstanding amount of the Revolving Credit Loans, together with the face amount of any Facility LCs, shall not exceed the maximum amount described in Article 2 of the Second Amendment (as modified by Article 2 of this Amendment). From and after the date of execution of this Amendment, the Borrowers shall, absent emergency circumstances demonstrated to the satisfaction of the Agent, request Revolving Credit Loans not more frequently than twice per week. Each such request shall be based upon a Borrowing Base Certificate submitted pursuant to subparagraph b above, updated to reflect finally-collected funds applied against the Revolving Credit Loans pursuant to the Borrowers' dominion of funds arrangement with the Agent.

          e. All representations and warranties made by the Borrowers under the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and under this Amendment, shall be true and correct.

          f. (i) There shall be no change having a Material Adverse Effect on the financial performance or condition of the Borrowers as compared with the projections submitted to and approved by the Agent and the Lenders in the Accepted Forecast pursuant to Section 4.4 of this Amendment.

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              (ii) For each "Measuring Period" (defined below) during the
     Improvement Period, the actual cumulative "Net Cash Flow" (defined below) of the Company and its domestic Subsidiaries on a consolidated basis during such Measuring Period shall equal or exceed the projected cumulative Net Cash Flow for such Measuring Period as set forth in the Accepted Forecast, within a negative variance of the greater of $500,000 or 10% of cumulative budgeted Net Cash Flow for each Measuring Period. The term "Net Cash Flow" shall mean the excess (if any) of the consolidated aggregate cash receipts of the Company and its domestic Subsidiaries during the relevant period (excluding (a) any advances of Loans under the Credit Agreement and (b) the amount of Net Cash Proceeds generated by any transaction and distributed to the Lenders as required by the Credit Agreement) compared to the consolidated aggregate cash disbursements of the Company and its domestic Subsidiaries during such period for operating expenses, taxes and debt service (but excluding principal repayments and interest payments to the Lenders and to the Noteholders, and excluding professional fees incurred in connection with the investigation of the Company's Australian subsidiary), all as shown on the reports required pursuant to Section 4.4 of this Amendment and prepared in a manner consistent with the presentation set forth in the Accepted Forecast. The cumulative Net Cash Flow of the Company and its domestic Subsidiaries shall be measured as of the end of each calendar month, for the cumulative period commencing April 1, 2002 and ending on the last day of each successive month (each a "Measuring Period") (i.e., the first Measuring Period shall be a one-month period commencing April 1, 2002 and ending April 30, 2002, the second Measuring Period shall be a two-month period commencing April 1, 2002 and ending May 31, 2002, etc.).

             (iii) The Borrowers shall not, absent the prior written consent of the Required Lenders, (a) disburse any funds for purposes other than those set forth in the Accepted Forecast or (b) disburse any funds in an amount that would cause a violation of the net cash flow restrictions set forth above, and shall not in any event disburse any funds in a manner inconsistent with any other restrictions set forth in this Amendment or the Loan Documents.

          g. The Company will not permit the Consolidated EBITDA of the Company and its Subsidiaries to be less than (i) $6,687,000 for the four consecutive fiscal quarters ending June 30, 2001, (ii) $8,628,000 for the four consecutive fiscal quarters ending September 30, 2001, (iii) $8,860,000 for the four consecutive fiscal quarters ending December 31, 2001, (iv) $12,665,000 for the four consecutive fiscal quarters ending March 31, 2002, (v) $1,901,000 for the three consecutive months ending June 30, 2002, (vi) $5,279,000 for the six consecutive months ending September 30, 2002, (vii) $9,594,000 for the nine consecutive months ending December 31, 2002, (viii) $11,009,000 for the twelve consecutive months ending March 31, 2003, or (ix) $2,533,000 for the three consecutive months ending June 30, 2003. The parties acknowledge that Consolidated EBITDA is calculated without regard to extraordinary gains or losses other than in the ordinary course of business. For the avoidance of doubt, the parties further acknowledge that, for purposes of this subparagraph, the term "Consolidated EBITDA" shall be calculated exclusive of (w) commissions related to asset dispositions, (x) gains or losses recognized upon asset dispositions, (y) any increase (or decrease) in EBITDA resulting from the completion of a particular asset disposition in a month that is after (or before) the projected sale date, and (z) restructuring charges and professional fees incurred in connection with the investigation of the Company's Australian subsidiary.

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          h. No action or proceeding shall be commenced against any Borrower that would, if adversely determined, cause a Material Adverse Effect or prevent, impair or delay the completion of the Borrowers' business improvement plan. With respect to those actions or proceedings currently pending (as listed on Schedule 1.2h hereof), there shall be no event that would cause a Material Adverse Effect or prevent, impair or delay the completion of the Borrowers' business improvement plan.

          i. Absent prior approval on behalf of the Agent and the Lenders, no Borrower shall (i) file with any bankruptcy court or be the subject of any petition under title 11 of the United States Code (the "Bankruptcy Code"),
     (ii) be the subject of any order for relief issued under the Bankruptcy Code, (iii) file or be the subject of any petition seeking any liquidation, reorganization, adjustment, protection, arrangement, composition, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, (iv) have sought or consented to or acquiesced in the appointment of any receiver, trustee, conservator, liquidator, custodian or other similar official, or (v) be the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party for any liquidation, reorganization, adjustment, protection, arrangement, composition, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, reorganization or other relief for debtors.

          j. The Agent, the Lenders or their representatives or consultants shall be permitted to conduct field examinations of the Company and its Subsidiaries and audits of any collateral securing the obligations of the Borrowers to the Lenders. The Borrowers shall compensate the Agent or the Lenders for such audits in accordance with the Agent's or each Lender's schedule of fees, as applicable, and as such schedules may be amended from time to time. The foregoing permission to conduct audits shall not restrict or impair the right of the Agent or the Lenders to inspect the collateral and any records pertaining thereto at such times and at such intervals as the Agent or the Required Lenders may require. Further, the Borrowers acknowledge and agree that the Agent, on behalf of itself and the Lenders, reserves the right to engage the services of one or more appraisers to evaluate the properties of the Company and its Subsidiaries. The Borrowers acknowledge their responsibility to reimburse the Agent for the fees and disbursements incurred by such parties in connection with such engagements.

          k. Neither the Company nor any of its Subsidiaries shall take any action or fail to take any action within its reasonable control that would cause a material adverse change in the ability of the Company and its Subsidiaries to obtain supplies or other assets to continue their operations. Upon the occurrence of any event not within the reasonable control of the Company or its Subsidiaries that would cause a material adverse change in the ability of the Company and its Subsidiaries to obtain supplies or other assets to continue their operations, the Company shall immediately initiate and diligently complete such actions as may be necessary to avoid any impairment or delay in the operations of the Company and its Subsidiaries.

          l. Notwithstanding anything in the Credit Agreement to the contrary (including without limitation the provisions of Section 6.11 of the Credit Agreement), during the Improvement Period, absent the prior written consent of the Required Lenders, the Company shall not, and shall not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than Indebtedness as permitted under subsections 6.11(i), (ii), (iii), (iv), (v), (vii) and (viii) of the Credit Agreement (with respect



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     to clause (vii), only to the extent that such Indebtedness is in existence immediately prior to the Sixth Amendment Effective date as described in
     Schedule 1.2l, provided that no increase in the amount thereof shall be permitted).

          m. During the Improvement Period, absent the prior written consent of the Required Lenders, the Company shall not, and shall not permit or cause any of its Subsidiaries to, create, incur or suffer to exist any Lien other than Liens as permitted under Section 6.15 of the Credit Agreement.

          n. Notwithstanding anything in the Credit Agreement to the contrary (including without limitation the provisions of Section 6.13 of the Credit Agreement), during the Improvement Period, neither the Company nor any of its Subsidiaries shall agree to or consummate the sale, assignment, lease, conveyance, transfer or other disposition of any of its assets, except for
     (i) sales of inventory in the ordinary course of business, (ii) the disposition in the ordinary course of business of assets no longer required for business operations, provided that such assets shall not have a value exceeding $30,000 per item and $300,000 in the aggregate on a cumulative basis during the Improvement Period, or (iii) the disposition of other assets under terms approved by the Required Lenders as evidenced by the prior written consent of the Agent (provided that such consent shall require the approval of all of the Lenders in the event of any proposed disposition of all or substantially all of the Collateral). With respect to clause (iii) of the preceding sentence, the Company has designated certain non-core assets or business units that it intends to list for sale or otherwise dispose of as soon as practicable. Schedule 1.2n attached hereto identifies each such designated non-core asset or business unit (each a "Targeted Asset Disposition") and the Company's estimate of the net cash proceeds to be generated from the sale or other disposition of each such Targeted Asset Disposition (the "Targeted Asset Cash Proceeds"). A copy of the listing agreement (if applicable) with respect to each of such assets shall be delivered to the Agent and the Lenders as soon as available. The Company shall, immediately upon receipt thereof, provide to the Agent and the Lenders copies of any written agreements or letters of intent pertaining to the potential sale of any of such assets. With respect to any transaction that is approved by the Required Lenders under the provisions of this Amendment and otherwise is permissible under the Credit Agreement (as modified herein), such transaction shall be consummated within the time parameters and other terms and conditions as disclosed in the applicable written agreement or letter of intent. Based upon the Company's request, 100% of the net cash proceeds (after deducting customary and reasonably commissions and transaction expenses and after deducting any taxes attributable to the transaction) generated by each such transaction shall upon closing immediately be paid to the Lenders and the Noteholders (in the proportion of fifty-six percent (56%) to the Lenders and forty-four percent (44%) to the Noteholders) . The portion of such net cash proceeds remitted to the Lenders shall be applied as a repayment of outstanding principal balance of the Revolving Credit Loans (and the amount of such repayment shall constitute a permanent reduction of the amount of the Aggregate Commitments).

          o. Notwithstanding anything in the Credit Agreement to the contrary (including without limitation the provisions of Sections 6.12 and 6.14 of the Credit Agreement), during the Improvement Period, absent the consent of the Required Lenders, neither the Company nor any of its Subsidiaries shall agree to or consummate, or make or suffer to exist, any Investment or Acquisition, or extend credit to any other Person, or extend any credit to any other Person, or enter into any merger or consolidation, or enter into any similar business arrangement or combination, except for transactions permitted under


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     subsections 6.14 (i) and (ii) of the Credit Agreement (with respect to clause (ii), only to the extent in existence immediately prior to the Sixth Amendment Effective Date).

          p. Notwithstanding anything in the Credit Agreement to the contrary, during the Improvement Period neither the Company nor any of its Subsidiaries shall advance any loans or credit to any officer, director, stockholder or other Affiliate of the Company or any of its Subsidiaries, or otherwise enter into any similar transaction (provided that the Company may continue to implement intercompany transactions with its Wholly-Owned Subsidiaries -- other than its Australian Subsidiary -- consistent with past practice), nor shall the Company or any of its Subsidiaries forgive or defer any payment of principal or interest with respect to any existing loan or advance to any such officer, director, stockholder or other Affiliate.

          q. Notwithstanding anything in the Credit Agreement to the contrary (including without limitation the provisions of Sections 6.10 of the Credit Agreement), during the Improvement Period, absent the prior written consent of the Required Lenders, the Company shall not, and shall not permit or cause any of its Subsidiaries to declare or pay any dividends or make any distributions on its Capital Stock or redeem, repurchase or otherwise acquire or retire any of its Capital Stock, provided that any Subsidiary may continue to declare and pay dividends or make distributions to the Company or to a Wholly-Owned Subsidiary consistent with past practice.

          r. During the Improvement Period, neither the Company nor any of its Subsidiaries shall pay any discretionary bonus or similar compensation award to any of their respective officers or employees except pursuant to a comprehensive plan approved by the Required Lenders. The preceding sentence shall not limit the right of the Company or its Subsidiaries to pay any bonus (i) required under any written employment agreement, incentive plan or similar "guaranteed" bonus plan in existence immediately prior to the Second Amendment Effective Date, (ii) under its annual incentive plan for the fiscal year ending March 31, 2003 (provided that such plan is satisfactory to the Agent) or (iii) negotiated as part of a recruitment "signing bonus" consistent with past practice. Upon request, the Company shall deliver to the Lenders and the Agent copies of any applicable employment agreements, incentive plans or similar "guaranteed" bonus plans.

          s. The Company shall pay to the Agent, for the benefit of the Lenders, an amendment fee in the amount of $350,000.00. Not less than one-half of such fee shall be paid not later than September 23, 2002, and the remainder shall be paid not later than October 21, 2002.

          t. Commencing on the Second Amendment Effective Date and thereafter, there shall be no principal payments made to the Noteholders in respect of the Noteholder Obligations unless, simultaneously with the making of any such payment, the Borrowers pay to the Lenders the "Reduction Amount" (as such term is defined in Article 2 of the Second Amendment). Upon payment to the Lenders of the Reduction Amount, the Borrowing Base and the Aggregate Commitments shall be permanently reduced by such amount, which may not be reborrowed. The parties acknowledge that, as of the Sixth Amendment Effective Date, the "Reduction Ratio" (as such term is defined in the Second Amendment) is 1.272.

          u. Notwithstanding anything in the Credit Agreement to the contrary, the Borrowers shall not, and shall not permit any Subsidiary to, make any Capital Expenditures

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     that exceed in the aggregate for the Borrowers and their Subsidiaries (a)
     $1,750,000 during the fiscal year ending March 31, 2002, (b) $500,000 during the three-month period ending June 30, 2002, (c) $1,000,000 during the six-month period ending September 30, 2002, (d) $1,300,000 during the nine-month period ending December 31, 2002, (e) $1,500,000 during the twelve-month period ending March 31, 2003 or (f) $500,000 during the three-month period ending June 30, 2003.

          v. Not later than the date of execution of this Amendment, the Company shall employ or engage, and during the Improvement Period (as such Improvement Period may be extended from time to time) shall continue to employ or engage, a full-time chief restructuring officer acceptable to the Agent and the Required Lenders. The chief restructuring officer will have authority that is independent of the authority of other officers of the Company and will report directly to the Company's board of directors. The scope of authority of the chief restructuring officer shall be acceptable to the Agent and the Required Lenders. The Agent and the Lenders will have unrestricted access to communicate directly with the chief restructuring officer.

          w. The Company has advised the Agent and the Lenders that the Company intends to consult with one or more investment banking firms to explore various strategic alternatives, including refinancing and/or the sale of certain assets or divisions. Subject to the approval requirements set forth below, the Company will retain an acceptable investment banking firm not later than September 30, 2002. The Company shall keep representatives of the Agent and the Lenders apprised of all consultations with investment banking firms. The Company shall not engage any investment banking firm unless the identity of such firm and the scope of the engagement are acceptable to the Agent and the Required Lenders. The Company agrees to promptly provide to the Agent all reports and other information prepared for or on behalf of the Company by any investment banking firm or similar consultant. The Company acknowledges and agrees that the Agent, its consultants and counsel shall have direct access to any investment banking firm or similar consultant engaged on behalf of the Company, and each of such parties is authorized to discuss information related to the Company with the Agent, the Lenders or their consultants or counsel. All parties acknowledge that Brown, Gibbons & Lang has been retained by the Company with respect to two (2) specific asset dispositions, and the Agent and the Lenders have approved such retention (which shall not be deemed approval for the Company to retain such firm for any other engagement).

          x. The Company shall continue to implement the cost savings measures identified in the report submitted to the Agent and the Lenders on May 20, 2002.

          y. Not later than September 30, 2002, the Company shall provide to the Agent and its advisors an updated written report on the current status of all proceedings and investigations related to the Company's Australian Subsidiary, including without limitation any interim conclusions, pending or completed actions in response thereto, and the status of the administration of the business and assets of such Subsidiary. Until completion of such administration, further updated status reports on such matters shall be provided to the Agent and its advisors not less frequently than weekly.

          z. Not later than September 30, 2002, the Company shall provide to the Agent and its advisors a detailed restructuring plan for its Middle East operations, including a proposed liquidation plan and budget for such operations.

               aa. The Company shall pay or cause to be paid all accrued but unpaid interest owing by its Australian Subsidiary to Bank One, NA (including interest accruing during the Improvement Period).

               bb. There shall be no other Default or Unmatured Default under the Credit Agreement (as modified herein) or the other Loan Documents (except for the Existing Defaults expressly acknowledged and waived in this Amendment through the effective date hereof).

Notwithstanding the provisions of this Section 1.2, all indebtedness of the Borrowers to the Lenders shall be due and payable on demand in the discretion of the Required Lenders (i) upon any failure of any one or more of the conditions set forth in this Section 1.2 or (ii) upon expiration or termination of the Improvement Period as provided in and subject to Sections 1.6 and 5.3 hereof. Further, any failure of any one or more of the conditions set forth in this
Section 1.2 shall constitute a Default under the Loan Documents (without the necessity of any notice or cure period).

     1.3 No Course of Dealing; Review of the Borrowers' Business Plan. The Borrowers and the Guarantors acknowledge and agree that notwithstanding any course of dealing between the Borrowers and the Lenders prior to the date hereof, the Lenders shall have no obligation to make Loans to the Borrowers outside of the strict conditions and requirements of the Credit Agreement (as modified herein) nor to forbear from exercising available remedies except as expressly set forth herein. Notwithstanding any past practice, the Borrowers and the Guarantors agree that (i) the Agent and the Lenders shall not be obligated or expected to honor any "overdrafts" or items for which funds of the Borrowers are not immediately available, and (ii) the Agent and the Lenders shall not be obligated or expected to provide any credit references on behalf of the Borrowers, and any inquiries in this regard may be referred back to the Borrowers or their advisors. The Agent and the Lenders shall be under no obligation whatsoever to consent to the Borrowers' updated and revised business plan as the same may be further revised from time to time, and instead the Agent's and the Lenders' consideration of the Borrowers' updated and revised business plan shall be undertaken by the Agent and the Lenders in their sole and absolute discretion. The Agent's and the Lenders' consideration of the Borrowers' updated and revised business plan shall be without prejudice to (i) the possibility that the Agent or the Lenders may conclude that such business plan, as further revised from time to time, does not adequately address the Borrowers' defaults under the Loan Documents and/or the potential erosion of collateral supporting the Borrowers' indebtedness to the Lenders, or (ii) the right of the Agent or the Lenders, in accordance with the terms hereof, to exercise rights or remedies available due to defaults under the Loan Documents (as modified herein).

     1.4 Defaults. In addition to any events of default specified in the Loan Documents, the following shall constitute a Default under this Amendment and under the Loan Documents:

          a. Any Borrower or any Guarantor shall fail to comply with, perform or observe any term, condition, covenant or agreement set forth in this Amendment;

          b. Any representation or warranty of Borrowers or Guarantors contained in this Amendment shall be untrue in any material respect when made or shall, during the term of this Amendment, become impaired, untrue or misleading;

          c. With the exception of the Existing Defaults waived as set forth in the Second Amendment and in this Amendment, the occurrence of any new or further violation of the sections of the Credit Agreement implicated by any of the Existing Defaults;

          d. The occurrence of any default under the Senior Note Agreement;

          e. Any further change having a Material Adverse Effect shall occur in business, properties, operations or condition (financial or otherwise) of any Borrower or any Guarantor; or

          f. The Aggregate Total Outstandings of all Lenders shall on any date exceed the Borrowing Base as of such date, and the Borrowers shall fail to pay on such date not less than the amount of such excess for application against the Aggregate Total Outstandings.

     1.5 Expiration; No Further Extension Implied. The Borrowers and the Guarantors acknowledge that the Agent and the Lenders have no obligation to extend the term of the Improvement Period or further extend the Facility Termination Date, or forbear from enforcing their rights and remedies before the end of the Improvement Period in the event of any failure of any one or more of the terms and conditions expressed herein, that no course of dealing that would permit arguing for further extensions contrary to the Lenders' wishes exists or is capable of being inferred, and that nothing contained herein or otherwise is intended to be a promise or agreement to continue to extend the term of the Improvement Period beyond October 31, 2002 or the Facility Termination Date beyond July 31, 2003 or to extend any further credit to the Borrowers except as provided in the Credit Agreement as herein amended. Furthermore, no future agreement by the Agent and the Lenders to continue to extend the term of the Improvement Period beyond October 31, 2002 or the Facility Termination Date beyond July 31, 2003 or any other agreement shall be valid or enforceable unless it is contained in a final written agreement signed by authorized representatives of the Agent and the Required Lenders (or, to the extent required by Section 8.2 of the Credit Agreement, all of the Lenders). Preliminary understandings or agreements on one or more issues during the course of any negotiations and prior to the finalization thereof shall not be binding unless and until such a final written agreement is executed on behalf of the applicable parties.

     1.6 Remedies Upon Default or Termination. The Improvement Period shall expire automatically upon the earlier to occur of:

          (i) a further Default or a default under this Amendment or any document or agreement comprising the Loan Documents, and without notice or an opportunity to cure such Default or default under this Amendment, or

          (ii) except as provided in a further written agreement (if any) among the Borrowers, the Agent and the Required Lenders pertaining to the repayment of the Borrowers' obligations, October 31, 2002.

Upon the expiration of the Improvement Period, if the Borrowers are not then in full compliance with all provisions of the Loan Documents (as amended by this Amendment but without the benefit of any waiver of defaults except as expressly provided in Section 5.3 of the Second Amendment and Section 5.3 of this Amendment), upon the election of the Required Lenders but without further notice, all of the Borrowers' obligations to the Lenders shall be immediately due and payable (to the extent not already due and payable), all undertakings of the Agent and the Lenders hereunder, including without limitation the Agent's and the Lenders' forbearance, shall terminate without notice to the Borrowers and without the requirement of any further action by or on behalf of the Agent or the Lenders, the waiver of the Existing Defaults as set forth in the Second Amendment and in this Amendment shall be deemed rescinded ab initio, and the Agent or the Lenders shall have the right to exercise any remedies provided in this Amendment or any of the Loan Documents, or under applicable law or in equity. All rights and remedies of the Agent and the Lenders shall be cumulative and not exclusive, and the Agent or the Lenders shall be entitled to pursue one or more rights and/or remedies simultaneously or sequentially without the necessity of an election of remedies.

     1.7 Reservation of Rights; No Waiver by Conduct. The Second Amendment, as modified by the Third Amendment, the Fourth Amendment and the Fifth Amendment, and as further modified by this Amendment, grants a limited forbearance until October 31, 2002 only, or until an earlier Default, upon the terms and conditions set forth in the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment and this Amendment. Excepting only the waiver of the Existing Defaults as set forth in the Second Amendment and in this Amendment, nothing herein shall be deemed to constitute a waiver of any new Unmatured Defaults or Defaults of any other provision of any of the documents referred to herein, and nothing herein shall in any way prejudice the rights and remedies of the Agent and/or the Lenders under any of the documents referred to herein or applicable law. Further, the Agent and the Lenders shall have the right to waive any conditions set forth in this Amendment and/or such documents, in their sole discretion, and any such waiver shall not prejudice, waive or reduce any other right or remedy which the Agent or the Lenders may have against the Borrowers or the Guarantors. No waiver of the rights or any condition of this Amendment and/or any other document by the Agent or the Lenders shall be effective unless the same shall be contained in a writing signed by authorized representatives of the Agent or the Lenders, as the case may be, in the manner required by Section 8.2 of the Credit Agreement. No course of dealing on the part of the Agent or the Lenders, nor any delay or failure on the part of the Agent or the Lenders in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege.

     1.8 Limitations on Certain Advances. Notwithstanding the provisions of Sections 2.7 and 2.8 of the Credit Agreement, from and after the Sixth Amendment Effective Date and during the remainder of the Improvement Period (and, absent a further written agreement among the Borrowers and the Lenders to the contrary, thereafter until the Facility Termination Date), each Borrower agrees that the Lenders shall not be obligated to advance any Eurocurrency Loan and the Borrowers shall not request new Eurocurrency Advances, and any existing Eurocurrency Loans shall, at the end of the applicable Interest Period therefor, automatically be converted into a Floating Rate Loan.

     1.9 Survival. All representations, warranties, covenants, agreements, releases and waivers made by or on behalf of the Borrowers or any Guarantor under this Amendment shall survive and continue after the expiration or termination of the Improvement Period.


                                   ARTICLE 2.
                                   AMENDMENTS


         Effective as of the Sixth Amendment Effective Date, the Credit Agreement shall be amended as follows:

     2.1 The definition of "Borrowing Base" in Section 1.1 of the Credit Agreement is restated in its entirety as follows:

         "Borrowing Base" means, as of any date, the lesser of (i) the Sixth Amendment Borrowing Base Sublimit or (ii) the sum, based on the U.S. Dollar Equivalent thereof, of (a) an amount equal to 75% of the amount of Eligible Accounts Receivable, plus (b) an amount equal to 40% of the amount of Eligible Inventory.

     2.2 The definition of "Facility Termination Date" in Section 1.1 of the Credit Agreement is restated in its entirety as follows:

         "Facility Termination Date" means July 31, 2003, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

     2.3 A new definition of "Sixth Amendment Borrowing Base Sublimit" is added to Section 1.1 of the Credit Agreement in appropriate alphabetical order, stating as follows:

         "Sixth Amendment Borrowing Base Sublimit" shall mean, as of any date, $36,000,000 less the aggregate amount of any Reduction Payments received by the Lenders on a cumulative basis after the Sixth Amendment Effective Date and on or prior to the date of calculation, provided that the Sixth Amendment Borrowing Base Sublimit may be increased from time to time upon the written consent of the Required Lenders.

     2.4 A new definition of "Sixth Amendment Effective Date" is added to
Section 1.1 of the Credit Agreement in appropriate alphabetical order, stating as follows:

         "Sixth Amendment Effective Date" shall mean September 23, 2002.

     2.5 (a) The Aggregate Commitments shall be reduced to $37,500,000 as of the Sixth Amendment Effective Date. Schedule 1.1 annexed to the Credit Agreement (as previously amended) is further amended and restated by substituting therefor
Schedule 1.1 annexed to this Amendment, showing the respective Canadian Commitments and U.S. Commitments of each Lender as of the Sixth Amendment Effective Date, and, subject to subparagraph (b) below, the corresponding definitions in Section 1.1 of the Credit Agreement for "Aggregate Canadian Commitments," "Aggregate Commitments," "Aggregate U.S. Commitments," "Canadian Commitment," "Commitment" and "U.S. Commitment" shall be modified accordingly. The Aggregate Commitments shall be reduced from time to time in accordance with the provisions of Section 2.6.8 of the Credit Agreement.

         (b) Under the provisions of the Credit Agreement, the election of the Company to request U.S. Revolving Credit Loans versus the election of the Canadian Borrower to request Canadian Revolving Credit Loans could create an imbalance between each Lender's Outstanding Credit Exposure compared to its intended Pro Rata Share of the Commitments. The Lenders desire to correct such potential imbalance, such that the respective Outstanding Credit Exposure of the Lenders will be based upon Aggregate Total Outstandings notwithstanding any election of the Company or the Canadian Borrower to request U.S. Revolving Credit Loans versus Canadian Revolving Credit Loans. To effect such correction,
(i) the following definitions in Section 1.1 of the Credit Agreement are modified as follows:

               (A) "Canadian Commitment" means, as to any Lender at any time, its obligation to make Loans to the Canadian Borrower under Section
          2.1.2 in an aggregate amount not to exceed at any time outstanding the Equivalent Amount in Canadian Dollars of the lesser of (a) the Dollar amount set forth opposite such Lender's name in Schedule 1.1 under the heading "Canadian Commitment" or (b) such Lender's total Commitment less the then-outstanding principal amount of any U.S. Revolving Credit Loans advanced by such Lender to the Company under Section 2.1.1, or as otherwise established pursuant to Section 13.3, as such amount may be reduced from time to time pursuant to Sections 2.4, 13.3 and the other applicable provisions hereof.

               (B) "U.S. Commitment" means, as to any Lender at any time, its obligation to make Revolving Credit Loans to the Company in Dollars in an aggregate amount not to exceed at any time outstanding the lesser of (a) the U.S. Dollar amount set forth opposite such Lender's name in
          Schedule 1.1 under the heading "U.S. Commitment" or (b) such Lender's total Commitment less the then-outstanding principal amount of any Canadian Revolving Credit Loans advanced by such Lender to the Company under Section 2.1.2, or as otherwise established pursuant to Section 13.3, as such amount may be reduced from time to time pursuant to Sections 2.4, 13.3 and the other applicable provisions hereof.

and (ii), the following Section 12.3 is inserted in Article XII of the Credit
Agreement:

               12.3 Correction of Pro Rata Share of Loans. If at any time, due to currency fluctuations or otherwise, the Aggregate Total Outstandings of any Lender compared to the Aggregate Total Outstandings of all Lenders exceeds such Lender's respective Pro Rata Share of the Aggregate Commitments, then such Lender may elect, upon at least three Business Days' prior written notice given to the Agent, to require that each of the other Lenders acquire, without recourse or warranty, an undivided interest and participation in a portion of such Lender's outstanding Loans in an amount sufficient to cause the Aggregate Total Outstandings of each Lender (including the participations so acquired) compared to the Aggregate Total Outstandings of all Lenders to be equal to each Lender's respective Pro Rata Share of the Aggregate Commitments. Such written notice to the Agent shall specify the date of such acquisition and the aggregate amount in which the other Lenders will be required to participate. Promptly upon receipt of such notice, the Agent will give notice thereof to the remaining Lenders, specifying in such notice the amount that each remaining Lender will be required to purchase. The remaining Lenders agree, absolutely and unconditionally, to complete such purchase (and make payment therefor to the Agent for the account of the requesting Lender) whether or not a Default is then continuing or any other condition precedent for the advance of any Loan is then met, and notwithstanding any reduction or termination of the Commitment, provided, however, that in no event shall any Lender be required to acquire any such interest or participation if the effect thereof would be that such Lender's Aggregate Total Outstandings would exceed such Lender's Commitment.

     2.6 In Section 2.15.2(c) of the Credit Agreement, the reference to "$5,000,000" shall be deleted and "$2,000,000" substituted therefor.

     2.7 Section 2.6.8 of the Credit Agreement, as added by the Second Amendment, is amended and restated in its entirety as follows:

         2.6.8 (a) In addition to all other payments required hereunder, simultaneously upon the making of any principal payment to the Noteholders under the Senior Note Agreement at any time on or after the Sixth Amendment Effective Date, the Borrowers shall prepay the Aggregate Total Outstandings by an amount equal to the Reduction Amount. Such payments shall be applied to the Aggregate Total Outstandings on a pro rata basis between the U.S. Commitment and the Canadian Commitment, and such Commitments shall also be permanently reduced in connection with such prepayment.

             (b) If, after giving effect to any Reduction Payment required under subparagraph (a) above, the Aggregate Total Outstandings would not exceed the Borrowing Base, then such Reduction Payment need not be made, provided that, nevertheless, the Commitments and the Sixth Amendment Borrowing Base Sublimit shall each be permanently reduced by the Reduction Amount as if the Reduction Payment had been made.

     2.8 Subparagraph (xi) of Section 6.1 of the Credit Agreement, as added by the Second Amendment, is further amended by deleting said subparagraph (xi) and inserting the following in place thereof:

             (xi) As soon as available and in any event within thirty
         (30) days after the end of each month, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such month, and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, in form and detail acceptable to the Agent, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year and the variances, if any, from the most recent budget and forecast delivered to the Agent and the Lenders pursuant to Section 4.4 of that certain Sixth Amendment to Credit Agreement dated as of September 23, 2002, and together with a duly executed compliance certificate in the form of Exhibit E;

     2.9 Sections 6.19.1 and 6.19.2 of the Credit Agreement, as previously amended by the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment, are hereby deleted.

     2.10 Section 6.19.3 of the Credit Agreement is amended and restated in its entirety as follows:

             6.19.3 Minimum Consolidated Net Worth. The Company will at all times maintain Consolidated Net Worth of not less than (i) $28,482,000 for the period from the Sixth Amendment Effective Date to and including September 29, 2002 and (ii) thereafter, $28,471,000.

         During the Improvement Period, the parties agree that Consolidated Net Worth shall be calculated exclusive of (a) gains or losses recognized upon asset dispositions or (b) any impairment to goodwill or other intangible assets to the extent required by new accounting regulations promulgated after the date of the Credit Agreement.

     2.11 The Pricing Schedule attached to the Credit Agreement, as amended in the First Amendment and in the Second Amendment, shall be further amended by substituting the following in place thereof:


                                PRICING SCHEDULE

         APPLICABLE MARGIN
             Floating Rate                                      5.00%

         APPLICABLE FACILITY FEE RATE
             Facility Fee                                       1.00%

         APPLICABLE FACILITY LC RATE
             Facility LC Fee                                    5.00%



The amendment of such Pricing Schedule shall not restrict the right of the Lenders to impose the rates specified in Section 2.9 of the Credit Agreement (as amended in the Second Amendment) as a consequence of any new Default after the Sixth Amendment Effective Date.


                                   ARTICLE 3.
                                 REPRESENTATIONS

         Each Borrower represents and warrants to the Agent and the Lenders that:

     3.1 The execution, delivery and performance by it of this Amendment are within its powers, have been duly authorized by all necessary action and are not in contravention with any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, of the terms of its Articles of Incorporation or By-laws, or any contract or undertaking to which it is a party or by which it or its property is or may be bound.

     3.2 This Amendment is its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof.

     3.3 No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including, without limitation, any of its creditors or stockholders, is required on its part in connection with the execution, delivery and performance of this Amendment or as a condition to the legality, validity or enforceability of this Amendment.

     3.4 After giving effect to the amendments herein contained, the representations and warranties contained in Article V of the Credit Agreement are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof.

                                   ARTICLE 4.
                      ADDITIONAL COVENANTS OF THE BORROWERS

     Each Borrower shall:

     4.1 Promptly perform and observe, and cause each Guarantor to perform and observe, its respective obligations set forth in this Amendment.

     4.2 Cause each of the Guarantors to execute the Consent and Agreement at the end of this Amendment.

     4.3 Upon request by the Agent, promptly prepare and deliver to the Agent and the Lenders an updated and detailed business plan (which may consist of updates and revisions to the plan submitted to the Lenders in May, 2001, September, 2001 and May, 2002), viability analysis and financial strategy to improve the Borrowers' business operations and financial condition, which plan and strategy shall cover the period at least through July 31, 2003 and shall address, inter alia, repayment of the indebtedness owed to the Lenders.

     4.4 Upon request by the Agent, promptly prepare and deliver to the Agent and the Lenders an updated and detailed budget forecast for the remainder of the Improvement Period and thereafter through July 31, 2003, including financial and cash flow projections based upon Borrowers' business improvement plan, and such budget forecast and projections shall be acceptable to the Required Lenders (upon such acceptance, such budget forecast and projections shall be referred to as the "Accepted Forecast"). The cash flow projections shall be based on a rolling thirteen (13) week period through September 30, 2002 and on a monthly basis thereafter. Projected capital expenditures shall be shown in the projections as a separate line item. Not later than Wednesday of each week (commencing August 21, 2002), the Borrowers shall update all applicable line items of the Accepted Forecast and cash flow projections to reflect actual results from the prior week and on a cumulative basis, and shall prepare and deliver to the Agent and the Lenders such update and a report of any variances between actual results and the Accepted Forecast originally approved by the Required Lenders.

     4.5 Promptly deliver to the Lenders such information as has previously been requested in writing by the Lenders, the Agent or the Agent's financial consultant.

     4.6 To the extent requested by the Agent and to the extent not cost prohibitive (as determined by the Agent), promptly (within five (5) days after such request) cause each of its Foreign Subsidiaries to execute and deliver to the Agent one or more guarantees (in form and substance satisfactory to the Agent) of the Borrowers' indebtedness in favor of the Lenders.

     4.7 To the extent requested by the Agent and to the extent not cost prohibitive (as determined by the Agent), promptly (within five (5) days after such request) cause each of its Foreign Subsidiaries to complete the execution and delivery of the Collateral Documents as required by the Agent.

     4.8 Upon request by the Agent, promptly complete all matters required by the Agent for full implementation of the dominion of funds arrangement between the Borrowers and the Agent and otherwise cooperate with the implementation of such arrangement.

     4.9 Promptly execute and deliver, and cause each Guarantor to execute and deliver, such other documents as the Agent or the Lenders may reasonably request.

                                   ARTICLE 5.
                                 MISCELLANEOUS.

     5.1 Cross References. References in the Credit Agreement or in any note, certificate, instrument or other document to the "Credit Agreement" shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time.

     5.2 Expenses and Costs. Each Borrower, jointly and severally, agrees to pay and to save the Agent and the Lenders harmless for the payment of all fees, out-of-pocket disbursements, and other costs and expenses incurred by or on behalf of the Agent or any Lender arising in any way in connection with this Amendment, or any other document relating to indebtedness described in the recitals to this Amendment, including the fees and expenses of Dickinson Wright PLLC, counsel to the Agent, and AlixPartners, LLC, consultant to the Agent, and specifically including, without limitation, (a) the cost of any financial audit or inquiry conducted by the Agent, any Lender or their consultants, (b) the fees and expenses of counsel for the Agent or any Lender for the work performed as a result of the Borrowers' defaults or financial problems, and for the preparation, examination and approval of this Amendment or any documents in connection with this Amendment, (c) for the payment of all fees and out-of-pocket disbursements incurred by the Agent or any Lender, including attorneys' fees, in any way arising from or in connection with any action taken by the Agent or any Lender to monitor, advise, enforce or collect the obligations described in the recitals hereto or to enforce any obligations of the Borrowers or any Guarantor under this Amendment or the other documents referred to herein, including any actions to lift the automatic stay or to otherwise in any way participate in any bankruptcy, reorganization or insolvency proceeding of any Borrower or Guarantor or in any trial or appellate proceedings, and (d) any expenses or fees (including attorneys' fees) incurred in relation to or in defense of any litigation instituted by any Borrower, any Guarantor or any third party against the Agent or any Lender arising from or relating to the obligations described in the recitals hereto or this Amendment, including any so-called "lender liability" action. All of these expenses and fees (including attorneys' fees) shall be part of the Obligations owing under the Credit Agreement, and shall be secured by all of the collateral described in the Collateral Documents. In the event the Borrowers fail to pay any such fees, expenses and costs within five (5) days of being invoiced therefor, the Agent or the Lenders, as the case may be, shall be permitted to charge the accounts of any Borrower for such fees, expenses and costs, without prejudice to any other rights or remedies of the Agent or the Lenders. The rights and remedies of the Agent and the Lenders contained in this paragraph shall be in addition to, and not in lieu of, the rights and remedies contained in the Credit Agreement, the Collateral Documents and as otherwise provided by law.

     5.3 Waiver of March 2002 Defaults. The Borrowers have requested that the Lenders and the Agent waive the March 2002 Defaults subject to the terms and conditions set forth herein. Pursuant to such request, the Lenders and the Agent hereby waive the March 2002 Defaults for the period prior to the effectiveness of this Amendment and, so long as there is no occurrence of a new Default (for purposes hereof, a new Default includes a new or further violation of any of the sections of the Credit Agreement implicated in any of the Existing Defaults), for the remainder of the Improvement Period. Such waiver shall not extend to any period of time after the Improvement Period except to the extent expressly provided in a further written agreement among the Borrowers and the Required Lenders, provided that such waiver shall automatically survive the expiration of the Improvement Period if the Borrowers are then in full compliance with all provisions of the Loan Documents (as amended by this Amendment but without the benefit of any waiver of defaults except as set forth in this Section 5.3 and in
Section 5.3 of the Second Amendment). The Borrowers acknowledge and agree that the waiver contained herein is a limited, specific and one-time waiver as described above. Such limited waiver (a) shall not modify or waive any other term, covenant or agreement contained in any of the Loan Documents, and (b) shall not be deemed to have prejudiced any present or future right or rights which the Agent or the Lenders now have or may have under this Amendment, the Credit Agreement (as modified hereby) or the other Loan Documents.

     5.4 Release. Each Borrower and each Guarantor represents and warrants that it is not aware of any claims or causes of action against the Agent or any Lender, any participant lender or any of their successors or assigns, and that it has no defenses, offsets or counterclaims with respect to the indebtedness owed by the Borrowers to the Lenders. Notwithstanding this representation and as further consideration for the agreements and understandings herein, the Borrowers and Guarantors, on behalf of themselves and their respective employees, agents, executors, heirs, successors and assigns, hereby release the Agent and the Lenders, their respective predecessors, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, successors and assigns, from any liability, claim, right or cause of action which now exists or hereafter arises as a result of acts, omissions or events occurring on or prior to the date hereof, whether known or unknown, including but not limited to claims arising from or in any way related to the Credit Agreement or the business relationship among the Borrowers, the Guarantors, the Agent and the Lenders.

     5.5 Performance by Lenders and Agent; No Agency; Borrowers Remain in Control. Each Borrower and each Guarantor acknowledges and agrees that the Agent and the Lenders have fully performed all of their obligations under the Credit Agreement and all documents executed in connection with the Credit Agreement, and that all actions taken by the Agent and the Lenders are reasonable and appropriate under the circumstances and within their rights under the Credit Agreement and all other documents executed in connection therewith and otherwise available. The actions of the Agent and the Lenders taken pursuant to this Amendment and the documents referred to herein are in furtherance of the efforts of the Agent and the Lenders as secured lenders seeking to collect the obligations owed to the Lenders. Nothing contained in this Amendment shall be deemed to create a partnership, joint venture or agency relationship of any nature among the Borrowers and the Lenders or the Agent. The Borrowers, the Guarantors, the Agent and the Lenders agree that notwithstanding the provisions of this Amendment, each Borrower remains in control of its business operations and determines the business plans (including employment, management and operating directions) for its business.

     5.6 Entire Agreement; Severability. The Credit Agreement, as previously amended and as amended by this Amendment, constitutes the entire understanding of the parties with respect to the subject matter hereof and may only be modified or amended by a writing signed by the party to be charged. If any provision of this Amendment is in conflict with any applicable statute or rule of law or otherwise unenforceable, such offending provision shall be null and void only to the extent of such conflict or unenforceability, but shall be deemed separate from and shall not invalidate any other provision of this Amendment.

     5.7 No Other Promises or Inducements. There are no promises or inducements which have been made to any signatory hereto to cause such signatory to enter into this Amendment other than those which are set forth in this Amendment. Each Borrower and each Guarantor acknowledges that its authorized officers have thoroughly read and reviewed the terms and provisions of this Amendment and are familiar with same, that the terms and provisions contained herein are clearly understood by the Borrower or Guarantor and have been fully and unconditionally consented to by the Borrower or Guarantor, and that the Borrower or Guarantor has had full benefit and advice of counsel of its own selection, or the opportunity to obtain the benefit and advice of counsel of its own selection, in regard to understanding the terms, meaning and effect of this Amendment, and that this Amendment has been entered into by the Borrower and Guarantor freely, voluntarily, with full knowledge, and without duress, and that in executing this Amendment, the Borrower and Guarantor is relying on no other representations, either written or oral, express or implied, made by any other party hereto, and that the consideration hereunder received by the Borrower has been actual and adequate.

     5.8 Sufficiency of Improvement Period. Each Borrower represents that: (a) it has no intention to file or acquiesce in the filing of any bankruptcy or insolvency proceeding hereafter, absent approval on behalf of the Agent and the Lenders of such proceeding; and (b) the Improvement Period and forbearance allowed by the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment (as modified herein) are sufficient for the Borrowers to accomplish the commitments they have undertaken in the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment (as modified herein).

     5.9 Ratification. The Borrowers agree that the Credit Agreement, the Collateral Documents and all other documents and agreements executed by the Borrowers or the Guarantors in connection with the Credit Agreement in favor of the Agent, the Collateral Agent or any Lender are ratified and confirmed and shall remain in full force and effect as amended hereby, and that there is no set off, counterclaim or defense with respect to any of the foregoing. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement. Without limiting the generality of the ratification set forth above, the Company specifically confirms and ratifies its guaranty in favor of Bank One, NA of the indebtedness owed by the Company's Australian Subsidiary to Bank One, NA, and further confirms that all obligations under such guaranty is part of the "Secured Obligations" under the Credit Agreement. Bank One, NA agrees that, during the Improvement Period, it will not initiate any enforcement action in respect of such guaranty (other than with respect to the payment of interest as set forth in Section 1.2aa hereof), but reserves all rights and remedies, including the right at any time to initiate any enforcement action against the Company's Australian Subsidiary or its successors or assigns.

     5.10 Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile copies of signatures shall be treated as original signatures for all purposes under this Amendment. This Amendment shall become effective as of September 23, 2002 when each of the following has been satisfied:

     (a) Receipt by the Agent of counterparts of this Amendment duly executed by each Borrower and each Lender, and counterparts of the Consent and Agreement annexed hereto duly executed by each Guarantor.

     (b) With respect to any interest, fees or other charges previously required to be paid by either Borrower under the terms of any waiver letter, extension letter, amendment or other agreement, receipt by the Agent of full payment of such interest, fees or other charges.

     (c) Payment of the amendment fee required under this Amendment. In the event such fee is not received immediately upon execution of this Amendment by the Borrowers, the Agent is authorized at any time thereafter to charge the Company's account(s) in the amount of such fee.

     (d) Receipt by the Agent of a warrant (the "Warrant") duly executed by the Company, in the form annexed hereto, initially exercisable for 467,126 shares of the Common Stock of the Company.

     (e) Receipt by the Agent of counterparts of a registration rights agreement duly executed by the Company in the form annexed hereto.

     (f) Receipt by the Agent of copies, certified by the Secretary or Assistant Secretary of each Borrower and each Guarantor, of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of this Amendment and all Collateral Documents to be executed in connection herewith to which such Borrower or such Guarantor, as applicable, is a party.

     (g) Receipt by the Agent of an incumbency certificate, executed by the Secretary or Assistant Secretary of each Borrower and each Guarantor, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of each Borrower and each Guarantor authorized to sign this Amendment and all Collateral Documents to be executed in connection herewith to which each Borrower and each Guarantor is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Borrower and such Guarantor.

     (h) Receipt by the Agent of a written opinion of the general counsel of the Borrowers and the Guarantors, addressed to the Agent and Lenders and in form and substance satisfactory to the Agent.

     (i) To the extent not previously delivered, receipt by the Agent (within five days following written request by the Agent, or within such longer period of time as may be acceptable to the Agent) of executed copies of all Collateral Documents and other documents in connection therewith requested by the Agent, together with all necessary consents and other related documents in connection therewith, insurance certificates, financing statements, environmental reports, opinions of foreign counsel, original stock certificates and related transfer powers, UCC, judgment and other lien and encumbrance searches, title searches and insurance, surveys and other documents required by the Agent.

     (j) The Company and the Noteholders shall have executed an amendment to the Senior Note Agreement, which amendment shall be satisfactory in form and substance to the Agent and shall not expire by its terms prior to the Facility Termination Date.

     (k) Delivery of such other agreements and documents, and the satisfaction of such other conditions as may be reasonably required by the Agent, including without limitation a solvency certificate of each Borrower, and such evidence of the perfection and priority of all liens and security interests as required by the Agent, all of which shall be satisfactory to the Agent and its counsel to the extent required by the Agent.

     5.11 Other Documents. Each Borrower and each Guarantor agrees to execute and deliver any and all documents reasonably deemed necessary or appropriate by the Agent or the Lenders to carry out the intent of and/or to implement this Amendment.

     5.12 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to choice of law principles of such State.

     5.13 Miscellaneous. This Amendment is made for the sole benefit and protection of the Borrowers, the Agent and the Lenders and their respective successors and permitted assigns (provided that the Borrowers shall not be permitted, absent the prior written consent of all of the Lenders, to assign any of their respective rights or obligations under this Amendment). No other person or entity shall have any rights whatsoever under this Amendment. Time shall be of the strictest essence in the performance of each and every one of the Borrowers' obligations hereunder.

     5.14 Construction. This Amendment shall not be construed more strictly against the Lenders or the Agent merely by virtue of the fact that the same has been prepared by the Lenders and the Agent or their counsel, it being recognized that the Borrowers, the Guarantors, the Agent and the Lenders have contributed substantially and materially to the preparation of this Amendment, and each of the parties hereto waives any claim contesting the existence and the adequacy of the consideration given by any of the other parties hereto in entering into this Amendment.

     5.15 Headings. The headings of the various paragraphs in this Amendment are for convenience of reference only and shall not be deemed to modify or restrict the terms or provisions hereof.

     5.16 Notices to the Agent. Pursuant to Section 14.2 of the Credit Agreement, future notice to the Agent should be addressed to the attention of Gaye C. Plunkett, 1 Bank One Plaza, Chicago, Illinois 60670, facsimile (312) 732-1775, with a copy to William T. Burgess, Dickinson Wright, PLLC, 500 Woodward, Suite 4000, Detroit, Michigan 48226, facsimile (313) 223-3598.

     5.17 Waiver of Jury Trial; Consent to Jurisdiction. (a) The Borrowers, each Guarantor, each Lender and the Agent hereby specifically ratifies and confirms the waiver of jury trial set forth in Section 16.2 of the Credit Agreement. Without limiting the generality of the preceding ratification and confirmation, the Borrowers, each Guarantor, each Lender and the Agent, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right any of them may have to a trial by jury in any litigation or proceeding based upon or arising out of this Amendment or any related instrument or agreement or any of the transactions contemplated by this Amendment or any conduct, dealing, statements (whether oral or written) or actions of any of them. None of the Borrowers, the Guarantors, the Lenders or the Agent shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by any party hereto except by a written instrument executed by such party.

     (b) Each Borrower and each Guarantor agrees that any legal action or proceeding with respect to this Amendment or any related instrument or agreement, including the Credit Agreement as previously amended and as amended hereby, or with respect to the transactions contemplated hereby, may be brought in any court of the State of Michigan, sitting in or having jurisdiction over the County of Wayne, Michigan, or in any federal court located within the Eastern District of Michigan, and Borrowers and Guarantors hereby submit to and accept generally and unconditionally the non-exclusive jurisdiction of those courts with respect to their person and property and irrevocably consent to service of process in connection with any such action or proceeding by mailing such service of process (certified or registered, if capable of certification or registration) to Borrowers and/or Guarantors at the address they may have from time to time provided to the Agent. Borrowers and Guarantors hereby irrevocably waive any objection based upon jurisdiction, improper venue or forum non conveniens in any such suit or proceeding in the above-described courts. Nothing contained herein shall limit the right of the Agent or the Lenders to serve process in any other manner permitted by law or limit the right of the Agent or the Lenders to commence any such action or proceeding in the courts of any other jurisdiction. Any judicial proceeding by any Borrower or any Guarantor against the Agent or any Lender involving this Amendment shall be brought only in a court in Wayne County, Michigan or federal court located within the Eastern District of Michigan.

                             [signatures next page]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date and year first above written.

                                 CORRPRO COMPANIES, INC.

                                 By:   /s/ Joseph W. Rog
                                    -----------------------------------------

                                 Title:   Chief Executive Officer, President
                                        -------------------------------------


                                 CSI COATING SYSTEMS INC.

                                 By:   /s/ Joseph W. Rog
                                     ----------------------------------------

                                 Title:   Vice President
                                        -------------------------------------


                                 BANK ONE, NA, AS AGENT AND AS A LENDER

                                 By:   /s/ Gaye C. Plunkett
                                     ----------------------------------------

                                 Title:   Vice President
                                        -------------------------------------


                                 PNC BANK, NATIONAL ASSOCIATION

                                 By:   /s/ Larry Reynolds
                                     ----------------------------------------

                                 Title:   Vice President
                                        -------------------------------------


                                 KEY BANK

                                 By:   /s/ Anne Richie Hohl
                                     ----------------------------------------

                                 Title:   Vice President
                                        -------------------------------------


                                 FIRSTMERIT BANK

                                 By:   /s/ Edward Yannayon
                                     ----------------------------------------

                                 Title:   Senior Vice President
                                        -------------------------------------

                                 COMERICA BANK

                                 By:      /s/ Brian Marshall
                                     ----------------------------------------

                                 Title:   Vice President
                                        -------------------------------------


                                 FIFTH THIRD BANK (NORTHEASTERN OHIO)

                                 By:      /s/ Raimo de Vries
                                     ----------------------------------------

                                 Title:   Commercial Banking Officer
                                        -------------------------------------

                       CONSENT AND AGREEMENT OF GUARANTORS


     As of the date and year first above written, each of the undersigned hereby:

     (a) fully consents to the terms and provisions of the above Amendment and the consummation of the transactions contemplated thereby and agrees to all terms and provisions of the above Amendment applicable to it;

     (b) agrees that each Guaranty, Collateral Document and all other agreements executed by any of the undersigned in connection with the Credit Agreement or otherwise in favor of the Agent or the Lenders (collectively, the "Guarantor Documents") are hereby ratified and confirmed and shall remain in full force and effect, and each of the undersigned acknowledges that it has no setoff, counterclaim or defense with respect to any Guarantor Document; and

     (c) acknowledges that its consent and agreement hereto is a condition to the Lenders' obligation under this Amendment and it is in its interest and to its financial benefit to execute this consent and agreement.

                                 GOOD-ALL ELECTRIC, INC.


                                 By:      /s/ Joseph W. Rog
                                     ----------------------------------------

                                 Title:   Vice President
                                        -------------------------------------


                                 BASS SOFTWARE, INC.


                                 By:      /s/ Joseph W. Rog
                                     ----------------------------------------

                                 Title:   Vice President
                                        -------------------------------------


                                 CATHODIC PROTECTION SERVICES COMPANY


                                 By:      /s/ Joseph W. Rog
                                    -----------------------------------------

                                    Its:  Vice President
                                        -------------------------------------


                                 OCEAN CITY RESEARCH CORP.


                                 By:      /s/ Joseph W. Rog
                                     ----------------------------------------

                                 Title:   Vice President
                                        -------------------------------------

                                 CCFC, INC.


                                 By:      /s/ Joseph W. Rog
                                     ----------------------------------------

                                 Title:   Vice President
                                        -------------------------------------


                                 ROHRBACK COSASCO SYSTEMS, INC.


                                 By:      /s/ Joseph W. Rog
                                     ----------------------------------------

                                 Title:   Vice President
                                        -------------------------------------

                                  SCHEDULE 1.1

                                   COMMITMENTS
                                 (IN US DOLLARS)



            BANK                    U.S. COMMITMENT         CANADIAN COMMITMENT        TOTAL COMMITMENT          PRO-RATA SHARE
            ----                    ---------------         -------------------        ----------------          --------------

Bank One, NA                          $8,203,125*               $6,000,000*               $8,203,125                21.875%

PNC Bank, National Association        $7,031,250                                          $7,031,250                18.750%

Key Bank                              $7,031,250                                          $7,031,250                18.750%

FirstMerit Bank, N.A.                 $7,031,250                                          $7,031,250                18.750%

Comerica Bank                         $4,687,500                                          $4,687,500                12.500%

Fifth Third Bank,                     $3,515,625                                          $3,515,625                 9.375%
Northeastern Ohio

TOTAL:                               $37,500,000*               $6,000,000*              $37,500,000               100.000%



*  SEE SECTION 2.5(b) OF SIXTH AMENDMENT TO CREDIT AGREEMENT